Exhibit 16.1

April 18, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Greenleaf Forest Products, Inc.

File No. 333-137920

Ladies and Gentlemen:

We have read the statements made by Greenleaf Forest Products, Inc. which were provided to us on April 18, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours.

/s/ Most & Company, LLP

Most & Company, LLP

Independent Registered Public

Accounting Firm